Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF SCG HOLDING CORPORATION

SCG Holding Corporation (hereinafter referred to as the “Corporation”), organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify as follows:

1. The Corporation filed its original Certificate of Incorporation (hereinafter referred to as the “Certificate of Incorporation”) with the Secretary of State of Delaware on June 18, 1992, and the name of the Corporation at that time was Motorola Energy Systems, Inc.

2. By unanimous written consent of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Sections 242 and 245 of the Delaware General Corporation Law, setting forth the Amended and Restated Certificate of Incorporation of the Corporation and declaring said Amended and Restated Certificate of Incorporation of the Corporation advisable. By written consent of the stockholders of the Corporation, a resolution was duly adopted, pursuant to Sections 228, 242 and 245 of the Delaware General Corporation Law, setting forth and approving such Amended and Restated Certificate of Incorporation of the Corporation.

RESOLVED: That the Certificate of Incorporation, as amended to date, be and hereby is amended and restated in its entirety as follows:

FIRST: The name of the corporation is:

SCG Holding Corporation.

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH:

(1) The aggregate number of shares which the Corporation shall have authority to issue is 300,100,000 of which 100,000 of said shares shall be par value $0.01 and shall be designated Preferred Stock, and 300,000,000 of said shares shall be par value $0.01 per share and shall be designated Common Stock.

(2) Subject to the limitations and in the manner provided by law, shares of the Preferred Stock may be issued from time to time in series and the Board of Directors of the Corporation (hereinafter referred to as the “Board”) is hereby authorized to establish and designate series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations and the relative rights, preferences and limitations of the shares of each series and the variations in the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. Subject to the limitations and in the manner provided by law, the authority of the Board with respect to each series shall include but shall not be limited to the authority to determine the following:

(a) The designation of such series.

(b) The number of shares initially constituting such series.

(c) The increase and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed.

(d) The rate or rates and the times at which dividends on the shares of such series shall be paid, the form in which such dividends shall be paid or payable (which may include additional shares of capital stock of the Corporation) and whether or not such dividends shall be cumulative and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate; provided, however, that, if the stated dividends are not paid in full, the shares of all series of the Preferred Stock ranking pari passu shall share ratably in the

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payment of dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all dividends were declared and paid in full.

(e) Whether or not the shares of such series shall be redeemable and, if such shares shall be redeemable, the terms and conditions of such redemption, including but not limited to the date or dates upon or after which such shares shall be redeemable and the amount per share that shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

(f) The amount payable on the shares of such series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that the holders of such shares shall be entitled to be paid, or to have set apart for payment, not less than $0.01 per share before the holders of shares of the Common Stock or the holders of any other class or series of stock ranking junior to the Preferred Stock as to rights on liquidation shall be entitled to be paid any amount or to have any amount set apart for payment; and provided further, that, if the amounts payable on liquidation are not paid in full, the shares of all series of the Preferred Stock ranking pari passu shall share ratably in any distribution of assets other than by way of dividends in accordance with the sums that would be payable in such distribution if all sums payable were discharged in full. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this paragraph (f), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or other entity or corporations or other entities or a sale, lease or conveyance of all or a part of its assets.

(g) Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law and, if such shares shall have such voting rights, the

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terms and conditions thereof, including but not limited to the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more than one vote per share.

(h) Whether or not a sinking fund shall be provided for the redemption of the shares of such series and, if such a sinking fund shall be provided, the terms and conditions thereof.

(i) Whether or not a purchase fund shall be provided for purchase of the shares of such series, and, if such a purchase fund shall be provided, the terms and conditions thereof.

(j) Whether or not the shares of such series shall have conversion or exchange privileges, and, if such shares shall have conversion or exchange privileges, the terms and conditions of conversion or exchange, including but not limited to any provision for the adjustment of the conversion rate or the conversion price and whether conversion or exchange can be effected solely by the Corporation or the holder.

(k) Any other relative rights, preferences and limitations.

(3) Except as otherwise provided by law or by the resolution or resolutions providing for the issuance of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation.

FIFTH: The name and address of the incorporator is as follows:

Deborah J. Burmeister

1303 East Algonquin Road

Schaumburg, Illinois 60196

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SIXTH: Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH: In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to adopt, amend and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to amend or repeal any By-Law of the Corporation made by the Board. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding that a lesser percentage may be specified by law), the provisions of Article II, Sections 1, 2 and 5, Article III, Section 1, and Article VI of the By-Laws of the Corporation may not be amended or repealed, nor may any By-Law provision inconsistent therewith be adopted, by the stockholders of the Corporation, unless such action is approved by the affirmative vote of the holders of not less than sixty-six and two thirds percent (66  2/3%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article SEVENTH as a single class.

EIGHTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of

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Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article EIGHTH.

Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding that a lesser percentage may be specified by law), the provisions of this Article EIGHTH, Article SEVENTH, Article NINTH, Article TENTH, Article ELEVENTH, Article TWELFTH, Article THIRTEENTH and Article FOURTEENTH hereof may not be amended or repealed, nor may any Certificate of Incorporation provision inconsistent therewith be adopted, by the stockholders of the Corporation unless such action is approved by the affirmative vote of the holders of not less than sixty-six and two thirds percent (66  2/3%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article EIGHTH as a single class.

NINTH: (1) The business and affairs of the Corporation shall be managed by or under the direction of a Board consisting of not fewer that six (6) nor more than eleven (11) directors (exclusive of directors referred to in the following paragraph), the exact number to be determined from time to time by resolution adopted by affirmative vote of a majority of such directors then in office. Upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors determined by the Board pursuant to this Section (1). Class I directors shall serve for an initial term ending at the annual meeting of stockholders held in 2000, Class II directors for an initial term ending at the annual meeting of stockholders held in 2001 and Class III directors for an initial term ending at the annual meeting

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of stockholders held in 2002. At each annual meeting of stockholders beginning in 2000, successors to the directors in the class whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the number of such directors and the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of Article FOURTH of this Amended and Restated Certificate of Incorporation and any resolution or resolutions adopted by the Board pursuant thereto, and such directors shall not be divided into classes unless expressly so provided therein.

(2) Subject to the rights of the holders of any one or more classes or series of Preferred Stock issued by the Corporation, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of not less than sixty-six and two thirds percent (66  2/3%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors,

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considered for purposes of this sentence as a single class. Any vacancy in the Board that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy may be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

TENTH: No action required to be taken or that may be taken at any annual or special meeting of stockholders of the Corporation may be taken by stockholders of the Corporation except at such a meeting of stockholders.

ELEVENTH: The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

TWELFTH: The Board shall have authority to authorize the issuance, from time to time without any vote or other action by the stockholders, of any or all shares of stock of the Corporation of any class at any time authorized, any securities convertible into or exchangeable for any such shares so authorized, and any warrant, option or right to purchase, subscribe for or otherwise acquire shares of stock of the Corporation for any such consideration and on such terms as the Board from time to time in its discretion lawfully may determine, which terms and conditions may include, without limitation, restrictions or conditions that preclude or limit the exercise, transfer or receipt thereof or that invalidate or void any such securities, warrants, options or rights; provided, however, that the consideration for the issuance of shares of stock of the Corporation having par value shall not be less than such par value. Stock so issued, for which the consideration has been paid to the Corporation, shall be fully paid stock, and the

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holders of such stock shall not be liable to any further call or assessments thereon. Nothing in this Article TWELFTH shall be interpreted to limit the authority of the Board under the Delaware General Corporation Law or under any other provision of this Amended and Restated Certificate of Incorporation, to authorize the issuance of shares, warrants, options or rights or other securities or to take any other action.

THIRTEENTH: The By-Laws of the Corporation may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.

FOURTEENTH: The provisions of Section 203 of the Delaware General Corporation Law shall not apply to or govern the Corporation.

FIFTEENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence

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of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

SIXTEENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented.

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IN WITNESS WHEREOF, this certificate has been signed by its Vice President and Assistant Secretary and its corporate seal affixed this 5th day of April, 2000.

By:	/s/ GEORGE H. CAVE
Name:	George H. Cave
Title:	Secretary

Signed and sworn (or affirmed) to before me on this 5th day of April, 2000.

/s/ LINDA PASCALE
Linda Pascale, Notary Public
[Notary Seal]

By:	/s/ DARIO SACOMANI
Name:	Dario Sacomani
Title:	Senior Vice President and Chief Financial Officer

Signed and sworn (or affirmed) to before me on this 5th day of April, 2000.

/s/ LINDA PASCALE
Linda Pascale, Notary Public
[Notary Seal]

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CERTIFICATE OF CORRECTION FILED TO CORRECT

A CERTAIN ERROR IN THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SCG HOLDING CORPORATION

FILED IN THE OFFICE OF THE SECRETARY OF STATE

OF DELAWARE ON APRIL 5, 2000

SCG Holding Corporation, organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify as follows:

1. The name of the corporation is SCG Holding Corporation.

2. That the Amended and Restated Certificate of Incorporation of SCG Holding Corporation (the “Certificate of Incorporation”) was filed with the State of Delaware on April 5, 2000 and that said Certificate of Incorporation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of the Certificate of Incorporation to be corrected as follows: to amend and restate Article FOURTH, section (1).

4. Article FOURTH, section (1) of the Certificate of Incorporation is corrected to read as follows:

The aggregate number of shares which the Corporation shall have authority to issue is 300,100,000 of which 100,000 of said shares shall be par value $0.01 and shall be designated Preferred Stock, and 300,000,000 of said shares shall be par value $0.01 per share and shall be designated Common Stock.

[The remainder of this page is left intentionally blank.]

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IN WITNESS WHEREOF, this certificate has been signed by its Senior Vice President and Secretary and its corporate seal affixed this 20th day of April, 2000.

By:	/s/ GEORGE H. CAVE
Name:	George H. Cave
Title:	Secretary

Signed and sworn (or affirmed) to before me on this 20th day of April, 2000.

/s/ LINDA PASCALE
Linda Pascale, Notary Public
[Notary Seal]

By:	/s/ WILLIAM GEORGE
Name:	William George
Title:	Senior Vice President

Signed and sworn (or affirmed) to before me on this 20th day of April, 2000.

/s/ LINDA PASCALE
Linda Pascale, Notary Public
[Notary Seal]

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CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

ON SEMICONDUCTOR CORPORATION

INTO

SCG HOLDING CORPORATION

(Pursuant to Section 253 of the

Delaware General Corporation Law)

The undersigned officers of SCG Holding Corporation, a corporation incorporated as Motorola Energy Systems, Inc. on June 18, 1992, pursuant to the Laws of the State of Delaware (the “Surviving Corporation”) and ON Semiconductor Corporation, a Delaware corporation incorporated on June 22, 2000 (the “Subsidiary”), hereby certify that:

(1) The Surviving Corporation is the sole owner of all of the outstanding common stock of the Subsidiary.

(2) The Board of Directors of the Surviving Corporation, at a duly convened meeting held on July 19, 2000, has determined to merge the Subsidiary with and into the Surviving Corporation, and the resolutions approving such merger are as follows:

WHEREAS, the Corporation owns all of the outstanding capital stock of ON Semiconductor Corporation, a Delaware corporation (the “Subsidiary”); and

WHEREAS, the Corporation desires to merge the Subsidiary into itself and to assume the liabilities and obligations of such entity in exchange for all the estate, property, rights and privileges of the Subsidiary; and

WHEREAS, the Board of Directors of this Corporation deems it advisable and in the best interest of the Corporation to effect the merger and to subsequently change the name of this Corporation to “ON Semiconductor Corporation” on the date hereof (the “Effective Date”).

NOW, THEREFORE, IT IS HEREBY RESOLVED, that this Corporation merge into itself said Subsidiary on the Effective Date pursuant to Section 253 of the General Corporation Law of Delaware;

RESOLVED FURTHER, that it is in the best interest of this Corporation to assume the liabilities and obligations of the Subsidiary in exchange for all of the estate, property, right and privileges of the Subsidiary;

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RESOLVED FURTHER, that the Certificate of Ownership and Merger presented to this Board and attached hereto as EXHIBIT A, be and it hereby is approved in its entirety;

RESOLVED FURTHER, that upon the Effective Date, pursuant to the Certificate of Ownership and Merger, as presented to and filed in the Office of the Delaware Secretary of State, the name of this Corporation shall be changed to “ON Semiconductor Corporation”;

RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of this Corporation are, and each of them hereby is, authorized and directed for and on behalf of the Corporation to execute, under the corporate seal of this Corporation, the Certificate of Ownership and Merger, with such modifications and amendments thereto as the officers shall approve, such approval being conclusively evidenced by the execution and delivery thereof, setting forth or attaching a copy of the resolutions, as applicable, to merge the Subsidiary into this Corporation and assume such entity’s liabilities and obligations in exchange for all of the estate, property, rights and privileges of the Subsidiary on the Effective Date, and to promptly file the Certificate of Ownership and Merger in the office of the Secretary of State of the State of Delaware in order to reflect such date as the date of the merger and Corporation’s name change, and certified copies thereof with the New Castle County Recorder of Deeds Office, and the County Clerk in each county in which the Subsidiary is located or their real property is situated, if any;

RESOLVED FURTHER, that the officers of this Corporation are, and each of them hereby is, authorized and directed for and on behalf of the Corporation to execute and deliver such other documents and to take any and all actions as each of them deems necessary or advisable, within or outside the State of Delaware, and within or outside of the United States of America, in order to effect the merger of the Subsidiary with and into this Corporation and the change of name of this Corporation, and to carry out the full intent of the foregoing resolutions; such determination being conclusively presumed by the officer’s execution and delivery of any such document and taking any such action; and

RESOLVED FURTHER, that all prior acts or actions taken or to be taken by the officers of this Corporation in connection herewith are hereby ratified and approved.

(3) The merger of the Subsidiary into the Surviving Corporation shall become effective as of the date hereof and the name of the Surviving Corporation shall be changed to “ON Semiconductor Corporation” effective as of the date hereof.

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IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Ownership and Merger to be signed by its President and attested by its Secretary, and its corporate seal to be affixed, this 9th day of August, 2000 and do hereby affirm, under penalties of perjury, that the statements contained herein have been examined by us and are true and correct.

SCG HOLDING CORPORATION

By	/s/ STEVEN P. HANSON
Name:	Steven P. Hanson
Title:	President and Chief Executive Officer

ATTEST:

By:	/s/ GEORGE H. CAVE
Name:	George H. Cave
Title:	Secretary

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CERTIFICATE OF DESIGNATIONS

of

SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

of

ON SEMICONDUCTOR CORPORATION

(Pursuant to Section 151 of the

Delaware General Corporation Law)

ON Semiconductor Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors hereby creates a series of the Corporation’s previously authorized preferred stock, $0.01 par value (the “Preferred Stock”), and hereby states the designation and number thereof, and fixes the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

Series A Cumulative Convertible Preferred Stock:

I. Designation and Amount

The designation of this series of shares shall be “Series A Cumulative Convertible Preferred Stock” (the “Series A Preferred Stock”); the stated value per share shall be $10,000 (the “Stated Value”); and the number of shares constituting such series shall be 10,000. The number of shares of the Series A Preferred Stock may be decreased from time to time by a resolution or resolutions of the Board of Directors or a duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized; provided, however, that such number shall not be decreased below the aggregate number of shares of the Series A Preferred Stock then outstanding.

II. Rank

A. With respect to dividend rights, the Series A Preferred Stock shall rank (i) junior to each other class or series of Preferred Stock which by its terms ranks senior to the Series A Preferred Stock as to payment of dividends, (ii) on a parity with each other class or series of Preferred Stock which by its terms ranks on a parity with the Series A Preferred Stock as to payment of dividends, and (iii) prior to the Corporation’s Common Stock, par value $0.01 per share (the “Common Stock”), and, except as specified above, all other classes and series of capital stock of the Corporation hereafter issued by the Corporation. With respect to dividends, all equity securities of the Corporation to which the Series A Preferred Stock ranks senior, including the Common Stock, are collectively referred to herein as the “Junior Dividend Securities”; all equity securities of the Corporation with which the Series A Preferred Stock ranks on a parity, if any, are collectively referred to herein as the “Parity Dividend Securities”; and all equity securities of the Corporation to which the Series A Preferred Stock ranks junior, if any, are collectively referred to herein as the “Senior Dividend Securities.”

B. With respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series A Preferred Stock shall rank (i) junior to each other class or series of Preferred Stock which by its terms ranks senior to the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up, (ii) on a parity with each other class or series of Preferred Stock which by its terms ranks on a parity with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, and (iii) prior to the Common Stock, and, except as specified above, all other classes and series of capital stock of the Corporation hereinafter issued by the Corporation. With respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all equity securities of the Corporation to which the Series A Preferred Stock ranks senior, including the Common Stock, are collectively referred to herein as “Junior Liquidation Securities” (and together with the Junior Dividend Securities are referred to herein as the “Junior Securities”); all equity securities of the Corporation to which the Series A Preferred Stock ranks on parity, if any, are collectively referred to herein as “Parity Liquidation Securities” (and together with the Parity Dividend Securities are referred to herein as the “Parity Securities”); and all equity securities of the Corporation to which the Series A Preferred Stock ranks junior, if any, are collectively referred to herein as “Senior Liquidation Securities” (and together with the Senior Dividend Securities are referred to herein as the “Senior Securities”).

C. The Series A Preferred Stock shall be subject to the creation of Junior Securities and Parity Securities, but no Senior Securities or additional Series A Preferred Stock shall be created except in accordance with the terms hereof, including, without limitation, Article VII, Section E.

III. Dividends

A. Dividends. Shares of Series A Preferred Stock shall accumulate dividends, payment of which shall be made in cash except as otherwise provided in this Article III, at a rate of 8.00% per annum or, if greater in any quarterly period, in an amount equal to the value of the dividends that would have been paid with respect to the shares of Common Stock into which such shares of Series A Preferred Stock could have been converted on the record date for the payment of such dividends with respect to the Common Stock. Dividends are due and shall be paid in four equal quarterly installments on the last day of March, June, September and December of each year (commencing December 31, 2001, it being understood that dividends shall be deemed to have accumulated from the Closing Date through December 31, 2001), or if any such date is not a Business Day, on the Business Day next preceding such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a “Dividend Payment Date”), to holders of record (the “Registered Holders”) as they appear on the stock record books of the Corporation on the fifteenth day prior to the relevant Dividend Payment Date; provided, however, that the Corporation may elect not to declare or make any dividend payment due hereunder on any Dividend Payment Date (other than as required in connection with any redemption of shares of Series A Preferred Stock or any liquidation, dissolution or winding up of the Corporation), and any such amount then due in respect of dividends shall constitute an Arrearage (as defined below). Dividends shall be paid only when, as and if declared by the Board of Directors out of funds at the time legally available for the payment of dividends. Dividends shall begin to accumulate on outstanding shares of Series A Preferred Stock from the date of issuance and shall be deemed to accumulate from day to day whether or not earned or declared until paid. Dividends shall accumulate on the basis of a 360-day year consisting of twelve 30-day months (four 90-day quarters) and the actual number of days elapsed in the period for which payable.

B. Accumulation. Dividends on the Series A Preferred Stock shall be cumulative, and from and after any Dividend Payment Date on which any dividend that has accumulated or been deemed to have accumulated through such date has not been paid in full or any payment date set for a redemption on which such redemption payment has not been paid in full, additional dividends shall accumulate in respect of the amount of such unpaid dividends or unpaid redemption payment (such amount, the “Arrearage”) as provided in Section A of this Article III (or such lesser rate as may be the maximum rate that is then permitted by applicable law). Such additional dividends in respect of any Arrearage shall be deemed to accumulate from day to day whether or not earned or declared until the Arrearage is paid, shall be calculated as of such successive Dividend Payment Date and shall constitute an additional Arrearage from and after any such successive Dividend Payment Date to the extent not paid on such Dividend Payment Date. References in any Article herein to dividends that have accumulated or that have been deemed to have accumulated with respect to the Series A Preferred Stock shall include the amount, if any, of any Arrearage together with any dividends accumulated or deemed to have accumulated on such Arrearage pursuant to the immediately preceding two sentences. Additional dividends in respect of any Arrearage may be declared and paid at any time, in whole or in part, without reference to any regular Dividend Payment Date, to Registered Holders as they appear on the stock record books of the Corporation on such record date as may be fixed by the Board of Directors (which record date shall be no less than 10 days prior to the corresponding payment date).

C. Method of Payment. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on all outstanding shares of Series A Preferred Stock shall be allocated pro rata on a share-by-share basis among all such shares then outstanding. Any such partial payment shall be made in cash. Dividends that are declared and paid in an amount less than the full amount of dividends accumulated on the Series A Preferred Stock (and on any Arrearage) shall be applied first to the earliest dividend which has not theretofore been paid. All cash payments of dividends on the shares of Series A Preferred Stock shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

IV. Liquidation Preference

In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of then-outstanding shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount per share equal to the greater of (i) the sum of (A) the dividends, if any, accumulated or deemed to have accumulated thereon to the date of final distribution to such holders, whether or not such dividends are declared, and (B) the Stated Value thereof, and (ii) the amount that would be payable to holders of the Series A Preferred Stock if the shares of Series A Preferred Stock had been converted into shares of Common Stock immediately prior to such liquidation, dissolution or winding up, and no more, before any payment shall be made or any assets distributed to the holders of any Junior Liquidation Securities. After any such payment in full, the holders of Series A Preferred Stock shall not, as such, be entitled to any further participation in any distribution of assets of the Corporation. All the assets of the Corporation available for distribution to stockholders after the liquidation preferences of any Senior Liquidation Securities, if any, shall be distributed ratably (in proportion to the full distributable amounts to which holders of Series A Preferred Stock and Parity Liquidation Securities, if any, are respectively entitled upon such dissolution, liquidation or winding up) among the holders of the then-outstanding shares of Series A Preferred Stock and Parity Liquidation Securities, if any, when such assets are not sufficient to pay in full the aggregate amounts payable thereon.

Neither a consolidation or merger of the Corporation with or into any other Person or Persons, nor a sale, conveyance, lease, exchange or transfer of all or part of the Corporation’s assets for cash, securities or other property to a Person or Persons shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Article IV entitling the Series A Preferred Stock to a liquidation preference hereunder, but the holders of shares of Series A Preferred Stock shall nevertheless be entitled from and after any such consolidation, merger or sale, conveyance, lease, exchange or transfer of all or part of the Corporation’s assets to the rights in respect of a liquidation provided by this Article IV following any such transaction. Notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to each holder of shares of Series A Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than 45 days prior to any payment date stated therein, to holders of record as they appear on the stock record books of the Corporation as of the date such notices are first mailed.

V. Mandatory Redemption

A. Mandatory Redemption. The Series A Preferred Stock shall not be redeemable except as provided in this Article V. At any time on or after the eighth anniversary of the original issuance of the Series A Preferred Stock, the Series A Preferred Stock, shall, to the extent that the Corporation shall have funds legally available therefore, be redeemable in whole or in part at the option of the holders of the Series A Preferred Stock at a redemption price per share in cash (the “Mandatory Redemption Price”) equal to the greater of (i) Stated Value plus all unpaid dividends accumulated thereon to the date of actual payment of the Mandatory

Redemption Price, whether or not such dividends have been declared and (ii) 50% of the Current Market Price of the Conversion Shares and other assets and property, if any, into which one share of Series A Preferred Stock is then convertible, in each case determined as of the Mandatory Redemption Date.

B. Mandatory Redemption Notice and Redemption Procedures. If any holder of Series A Preferred Stock desires to exercise such holder’s redemption right pursuant to Section A of this Article V, such holder shall give written notice to the Corporation stating such holder’s election and specifying the number of shares to be redeemed pursuant to Section A of this Article V (the “Mandatory Redemption Notice”). Within 10 days after the receipt of such Mandatory Redemption Notice, the Corporation shall give written notice to such holder, by first-class mail, postage prepaid, at such holder’s address as it appears on the records of the Company:

(i) notifying such holder of the date fixed for redemption (which shall not be later than 30 days after the receipt by the Corporation of the Mandatory Redemption Notice) (the “Mandatory Redemption Date”);

(ii) stating that the Series A Preferred Stock may be converted until the close of business on the Business Day prior to the Mandatory Redemption Date by surrendering to the Corporation or its transfer agent for the Series A Preferred Stock the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted, and stating the name and address of the transfer agent of the Series A Preferred Stock, if any; and

(iii) stating that dividends shall cease to accrue on the Mandatory Redemption Date unless the Corporation defaults in the payment of the Mandatory Redemption Price.

The Corporation shall redeem the number of shares of Series A Preferred Stock so specified in the Mandatory Redemption Notice on the Mandatory Redemption Date.

C. Change of Control. In the event there occurs a Change of Control, any holder of record of shares of Series A Preferred Stock, in accordance with the procedures set forth in Section D of this Article V, may require the Corporation to redeem any or all of the shares of Series A Preferred Stock held by such holder in an amount per share equal to the sum of (i) the amount, if any, of all unpaid dividends accumulated thereon to the date of actual payment thereof, whether or not such dividends have been declared, and (ii) 101% of Stated Value (the “Change of Control Price”).

D. Change of Control Notice and Redemption Procedures. Notice of any Change of Control shall be sent to the holders of record of the outstanding shares of Series A Preferred Stock not more than ten days following a Change of Control, which notice (a “Change of Control Notice”) shall describe the transaction or transactions constituting such Change of Control and set forth each holder’s right to require the Corporation to redeem any or all shares of Series A Preferred Stock held by him or her out of funds legally available therefor, the redemption date, which date shall be not more than 30 days from the date of such Change of Control Notice (the “Change of Control Redemption Date”), and the procedures to be followed by such holders in exercising his or her right to cause such redemption; provided, however, that if shares of

Series A Preferred Stock are owned by more than 50 holders or groups of Affiliated holders and if the Series A Preferred Stock is listed on any national securities exchange or quoted on any national quotation system, the Corporation shall give such Change of Control Notice by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York, within 30 days following such Change of Control and, in any case, a similar notice shall be mailed concurrently to each holder of shares of Series A Preferred Stock. Failure by the Corporation to give the Change of Control Notice as prescribed by the preceding sentence, or the formal insufficiency of any such Change of Control Notice, shall not prejudice the rights of any holder of shares of Series A Preferred Stock to cause the Corporation to redeem any such shares held by him or her. In the event a holder of shares of Series A Preferred Stock shall elect to require the Corporation to redeem any or all such shares of Series A Preferred Stock pursuant to Section C of this Article V, such holder shall deliver, prior to the Change of Control Redemption Date as set forth in the Change of Control Notice, or, if the Change of Control Notice is not given as required by this Section D, at any time following the last day the Corporation was required to give the Change of Control Notice in accordance with this Section D (in which case the Change of Control Redemption Date shall be the date which is the later of (x) 30 days following the last day the Corporation was required to give the Change of Control Notice in accordance with this Section D and (y) 15 days following the delivery of such election by such holder), a written notice, in the form specified by the Corporation (if the Corporation did in fact give the notice required by this Section D), to the Corporation so stating, and specifying the number of shares to be redeemed pursuant to Section C of this Article V; provided, however, that if all of the shares of the Series A Preferred Stock are owned by 50 or fewer holders or groups of Affiliated holders, such holders or groups may deliver a notice or an election to redeem at any time within 90 days following the occurrence of a Change of Control without awaiting receipt of a Change of Control Notice or the expiration of the time allowed for the delivery of a Change of Control Notice hereunder. The Corporation shall redeem the number of shares so specified on the Change of Control Redemption Date fixed by the Corporation or as provided in the preceding sentence. The Corporation shall comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the shares of Series A Preferred Stock as a result of a Change of Control. From and after the time the Change of Control Redemption Price is paid in accordance with the terms hereof with respect to any share of Series A Preferred Stock, all dividends on such share of Series A Preferred Stock shall cease to accumulate and all rights of the holder thereof as a holder of Series A Preferred Stock shall cease and terminate.

E. Deposit of Funds. The Corporation shall, no later than 11:00 a.m., New York City time, on any Mandatory Redemption Date or Change of Control Redemption Date pursuant to this Article V, deposit with its transfer agent or other redemption agent in the Borough of Manhattan, The City of New York having a capital and surplus of at least $500,000,000, as a trust fund for the benefit of the holders of the shares of Series A Preferred Stock to be redeemed, cash that is sufficient in amount to redeem the shares to be redeemed in accordance with the Mandatory Redemption Notice or Change of Control Notice, with irrevocable instructions and authority to such transfer agent or other redemption agent to pay to the respective holders of such shares, as evidenced by a list of such holders certified by an officer of the Corporation, the Mandatory Redemption Price or Change of Control Redemption Price, as the case may be, upon surrender of their respective share certificates. Such deposit shall be deemed to constitute full payment of such shares to the holders, and from and after the date of such deposit, all rights of the holders of the shares of Series A Preferred Stock that are to be redeemed as stockholders of the Corporation with respect to such shares, except the right to receive the Mandatory Redemption Price or Change of Control Price, as applicable, upon the surrender of their respective certificates and all rights under Articles VIII and X, shall cease and terminate. In case holders of any shares of Series A Preferred Stock called for redemption shall not, within two years after such deposit, claim the cash deposited for redemption thereof, such transfer agent or other redemption agent shall, upon demand, pay over to the Corporation the balance so deposited. Thereupon, such transfer agent or other redemption agent shall be relieved of all responsibility to the holders thereof and the sole right of such holders, with respect to shares to be redeemed, shall be to receive the Mandatory Redemption Price or Change of Control Price, as applicable, as general creditors of the Corporation. Any interest accrued on any funds so deposited shall belong to the Corporation, and shall be paid to it from time to time on demand.

VI. Restrictions on Dividends

So long as any shares of the Series A Preferred Stock are outstanding, the Board of Directors shall not declare, and the Corporation shall not pay or set apart for payment any dividend on any Junior Securities or Parity Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of, any Junior Securities or Parity Securities or any warrants, rights or options exercisable for or convertible into any Junior Securities or Parity Securities (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible or exchangeable into any Junior Securities or Parity Securities), or make any distribution in respect of the Junior Securities or Parity Securities, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and shall not permit any Person directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities or Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities or Parity Securities (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible or exchangeable into any Junior Securities or Parity Securities) unless prior to or concurrently with such declaration, payment, setting apart for payment, repurchase, redemption or other retirement or distribution, as the case may be, all accumulated and unpaid dividends on shares of the Series A Preferred Stock not paid on the dates provided for in Section A of Article III (including Arrearages and accumulated dividends thereon and regardless of whether the Corporation shall have had the right to elect to defer such payments as provided for in Article III) shall have been paid, except that when dividends are not paid in full as aforesaid upon the shares of Series A Preferred Stock, all dividends declared on the Series A Preferred Stock and any series of Parity Dividend Securities shall be declared and paid pro rata so that the amount of dividends so declared and paid on Series A Preferred Stock and such series of Parity Dividend Securities shall in all cases bear to each other the same ratio that accumulated dividends (including interest accrued on or additional dividends accumulated in respect of such accumulated dividends) on the shares of Series A Preferred Stock and such Parity Dividend Securities bear to each other. Notwithstanding the foregoing, this paragraph shall not prohibit (i) the acquisition, repurchase, exchange, conversion, redemption or other retirement for value of shares of Series A Preferred Stock or any Parity Dividend Security by the Corporation in accordance with the terms of such securities or (ii) the acquisition, repurchase, exchange, conversion, redemption or other retirement for value by the Corporation of any Junior Dividend Securities by the Corporation in accordance with obligations in existence at the time of original issuance of the Series A Preferred Stock.

VII. Voting Rights

A. The holders of shares of Series A Preferred Stock shall have no voting rights except as set forth below or as otherwise from time to time required by law.

B. So long as any shares of the Series A Preferred Stock are outstanding, each share of Series A Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of Common Stock, and the shares of Series A Preferred Stock shall vote together with shares of Common Stock as a single class. With respect to any such vote, each share of Series A Preferred Stock shall entitle its holder to a number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock would be convertible at the time of the record date with respect to such vote (assuming all conditions precedent to such conversion have been satisfied and that such conversion had occurred as of the record date for such vote), assuming for purposes of this Section B only, and without prejudice to any other provision of this Certificate of Designations, that the Conversion Price for purposes of determining such number of shares of Common Stock is $3.19, which price shall be adjusted, mutatis mutandis , as set forth in Section B of Article VIII.

C. So long as the Investor or any of its Affiliates Beneficially Owns, in the aggregate, at least 50% of the Series A Preferred Stock, in the event that one or more of the Investor Nominees required to be designated for election to the Board of Directors pursuant to the Investment Agreement are not so designated or are not elected to the Board of Directors, then the number of directors constituting the Board of Directors shall, without further action, be increased by the number of such Investor Nominees not elected to the Board of Directors pursuant to the Investment Agreement, or if such requisite increase in the number of directors constituting the Board of Directors would require the approval of the Corporation’s stockholders or is prohibited by the Investment Agreement, then the number of directors constituting the Board of Directors shall be increased to the extent the approval of the Corporation’s stockholders is not required and the Investment Agreement would not be breached and a number of directors (other than Investor Nominees) shall resign from the Board of Directors, so as to enable the Investor and its Affiliates to designate as directors the number of Investor Nominees not elected to the Board of Directors pursuant to the Investment Agreement, and the Investor and its Affiliates shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect a number of directors to the Board of Directors equal to the number of such Investor Nominees not elected to the Board of Directors. Directors elected pursuant to this Section C shall continue as directors and such additional voting right shall continue until such time as the requisite number of Investor Nominees are elected to the Board of Directors pursuant to the Investment Agreement, at which time the directors elected by the Investor and its Affiliates pursuant to this Section C shall cease to be directors (unless elected as

Investor Nominees), and such additional voting rights shall terminate subject to revesting in the event of each and every subsequent event of the character indicated above.

D. (a) The foregoing rights of holders of shares of Series A Preferred Stock to take any action as provided in this Article VII may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action. So long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the Chairman of the Board of Directors may call, and upon the written request of holders of record of 20% of the outstanding shares of Series A Preferred Stock, addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. Such meeting shall be held as soon as reasonably practicable after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the By-laws for the holding of meetings of stockholders.

(b) Each director elected pursuant to Section C of this Article VII shall serve until the next annual meeting or until his or her successor shall be elected and shall qualify, unless the director’s term of office shall have terminated pursuant to the provisions of Section C hereof. In case any vacancy shall occur among the directors elected pursuant to Section C hereof, such vacancy shall be filled for the unexpired portion of the term by vote of the remaining director or directors theretofore elected pursuant to Section C of this Article VII (or such director’s or directors’ successor in office), if any. If any such vacancy is not so filled within 20 days after the creation thereof or if all of the directors so elected shall cease to serve as directors before their term shall expire, the holders of the shares of Series A Preferred Stock then outstanding and entitled to vote for such director pursuant to the provisions of Section C of this Article VII may elect successors to hold office for the unexpired terms of any vacant directorships, by written consent as provided herein, or at a special meeting of such holders called as provided herein. The holders of a majority of the shares entitled to vote for directors pursuant to Section C of this Article VII shall have the right to remove with or without cause at any time and replace any directors such holders have elected pursuant to such section, by written consent as herein provided, or at a special meeting of such holders called as provided herein.

E. Without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class, the Corporation shall not: (i) authorize, create or issue, or increase the authorized amount of, (a) any Senior Securities or additional Series A Preferred Stock or (b) any class or series of capital stock or any security convertible into or exercisable for any class or series of capital stock, that is redeemable mandatorily or redeemable at the option of the holder thereof at any time on or prior to the redemption of the Series A Preferred Stock (whether or not only upon the occurrence of a specified event); (ii) amend, alter or repeal any provision of the Certificate of Incorporation or the By-laws, if the amendment, alteration or repeal alters or changes the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely; or (iii) authorize or take any other action if such action would be inconsistent with the provisions of this Certificate of Designations.

F. Other Securities. Subject to Section G of Article X, the Corporation shall not, from and after the date of the original issuance of the Series A Preferred Stock, enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation’s performance of its obligations hereunder.

VIII. Conversion

A. Conversion. (a) At the option and election of the holder thereof, each share of Series A Preferred Stock, including all unpaid dividends accumulated thereon to the Conversion Date (as defined below), whether or not such dividends have been declared, may be converted in the manner provided herein at any time into fully paid and nonassessable shares of Common Stock. As of the Conversion Date with respect to a share of Series A Preferred Stock, subject to subsections (d) and (e) of this Section A, such share shall be converted into that number of shares of Common Stock equal to the quotient of (i) the sum of (A) the Stated Value plus (B) all unpaid dividends accumulated on such share of Series A Preferred Stock to the Conversion Date whether or not such dividends have been declared, divided by (ii) the Conversion Price in effect on the Conversion Date.

(b) Conversion of shares of the Series A Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation at the principal office of the Corporation or at the office of any agent or agents of the Corporation, as may be designated by the Board of Directors of the Corporation and identified to the holders in writing upon such designation, of the certificate for such shares of Series A Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of shares represented by such certificate in accordance with the provisions of this Section A and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. As promptly as practical, and in any event within three Business Days after the Conversion Date, the Corporation shall deliver or cause to be delivered as directed by the holder of shares of Series A Preferred Stock being converted (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which such holder shall be entitled to, (ii) any cash that is required to be paid pursuant to subsection (d) of this Section A, and (iii) if less than the full number of shares of Series A Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series A Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have occurred at the close of business on the date (the “Conversion Date”) of the giving of such notice by the holder of the Series A Preferred Stock to be converted and of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted so that as of such time the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock and/or cash in accordance herewith, and the person entitled to receive the shares of Common Stock issued as a result of such conversion shall be treated for all purposes as having become the holder of such shares of Common Stock at such time.

(c) In the event that the Series A Preferred Stock is to be redeemed pursuant to Article V, from and after the Mandatory Redemption Date or Change of Control Redemption Date, as applicable, the right of a holder to convert shares of Series A Preferred Stock pursuant to this Section A shall cease and terminate, except if the Corporation shall default in payment of the Mandatory Redemption Price on the Mandatory Redemption Date or the Change of Control Redemption Price on the Change of Control Redemption Date, in which case all such rights shall continue unless and until such shares are redeemed and such price is paid in full in accordance with the terms hereof. Notwithstanding anything in the foregoing to the contrary, if the Conversion Date shall occur with respect to any shares of Series A Preferred Stock on or prior to any Mandatory Redemption Date or Change of Control Redemption Date, such shares of Series A Preferred Stock shall be converted by the Corporation into Common Stock in the manner provided in this Section A.

(d) In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Closing Price per share of Common Stock on the Conversion Date (or on the Trading Day immediately preceding the Conversion Date, if the Conversion Date is not a Trading Day). If more than one share of Series A Preferred Stock shall be surrendered for conversion by the same holder on the same Conversion Date, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series A Preferred Stock so surrendered.

(e) To the extent the Series A Shareholder Approval is required to be obtained pursuant to applicable rules, interpretations, rulings or determinations of Nasdaq, then notwithstanding anything to the contrary in this Section A, in the event that a Conversion Date with respect to a share of Series A Preferred Stock occurs on a date before which the Series A Shareholder Approval has been obtained, the number of shares of Common Stock into which such share of Series A Preferred Stock shall be converted shall not exceed the quotient of (i) the number of shares of Common Stock that is equal to 19.9% of the number of shares of Common Stock outstanding on the Closing Date (as adjusted for any stock split, reverse stock split, stock dividend or similar event) divided by (ii) 10,000, and upon delivery of such shares of Common Stock in accordance with the terms hereof, the Corporation shall pay in cash to the holder of such share of Series A Preferred Stock the amount, if any, equal to the Closing Price of the Common Stock on the Conversion Date (or, if the Conversion Date is not a Trading Day, the immediately preceding Trading Day) multiplied by the number of shares of Common Stock that would have been received upon conversion pursuant to this Article VIII that is in excess of the actual number of shares of Common Stock received as a result of the operation of this subsection (e).

(f) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock in accordance with the terms hereof, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series A Preferred Stock.

B. Adjustment of Conversion Price. Except in connection with an Organic Change, which shall be subject to Section C below, the Conversion Price shall be subject to adjustment from time to time as follows:

(a) Stock Dividends. In case the Corporation after the date of the original issuance of the Series A Preferred Stock shall pay a dividend or make a distribution to all holders of shares of Common Stock in shares of Common Stock, then in any such case the Conversion Price in effect at the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or distribution shall be reduced to a price obtained by multiplying such Conversion Price by a fraction of which (x) the numerator shall be the number of shares of Common Stock outstanding at the close of business on such record date and (y) the denominator shall be the sum of such number of shares of Common Stock outstanding and the total number of shares of Common Stock constituting such dividend or distribution, such reduction to become effective immediately after the opening of business on the day following such record date. For purposes of this subsection (a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

(b) Stock Splits and Reverse Splits. In case after the date of the original issuance of the Series A Preferred Stock outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case after the original issuance of the Series A Preferred Stock outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(c) Issuances Below Market. (i) If the Corporation after the date of the original issuance of the Series A Preferred Stock issues Common Stock without consideration or at a price per share (such no consideration or price per share, the “New Price Per Share”) less than either (A) the Closing Price of the Common Stock on the Trading Day immediately preceding the date of such issuance of Common Stock or (B) the Conversion Price in effect immediately preceding such issuance of Common Stock, then the Conversion Price shall be adjusted effective immediately following such issuance of Common Stock to a price obtained by multiplying such Conversion Price by a fraction of which (x) the numerator shall be the number of shares of Common Stock outstanding immediately preceding such issuance of Common Stock plus the number of shares of Common Stock that the aggregate consideration received from such issuance of Common Stock would purchase at (1) if the New Price Per Share is less than both the Closing Price specified in clause (A) and the Conversion Price specified in clause (B), the higher of such prices or (2) if the New Price Per Share is less than either the Closing Price specified in clause (A) or the Conversion Price specified in clause (B) but not both, such price that the New Price Per Share is lower than, and (y) the denominator shall be the number of shares of Common Stock outstanding immediately preceding such issuance of Common Stock plus the number of additional shares of Common Stock so issued; provided, however, that no adjustment shall be made if such Common Stock is issued to holders of Common Stock and the Corporation issues or distributes to each holder of Series A Preferred Stock the Common Stock that each such holder would have been entitled to receive had the Series A Preferred Stock held by such holder been converted prior to such issuance of such Common Stock. For the purposes of this subsection (c)(i), the number of shares of Common Stock at any time outstanding shall not include shares held in treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractional shares of Common Stock.

(ii) If the Corporation after the date of the original issuance of the Series A Preferred Stock issues Derivative Securities entitling Persons to subscribe for or acquire Common Stock, in each case at a New Price Per Share less than either (A) the Closing Price of the Common Stock on the Trading Day immediately preceding the date of such issuance of Derivative Securities or (B) the Conversion Price in effect immediately preceding such issuance of Derivative Securities, then the Conversion Price shall be adjusted effective immediately following such issuance of Derivative Securities to a price obtained by multiplying such Conversion Price by a fraction of which (x) the numerator shall be the number of shares of Common Stock outstanding immediately preceding such issuance of Derivative Securities plus the number of shares of Common Stock that the aggregate consideration received from the exercise, conversion or exchange of such Derivatives Securities would purchase at (1) if the New Price Per Share is less than both the Closing Price specified in clause (A) and the Conversion Price specified in clause (B), the higher of such prices or (2) if the New Price Per Share is less than either the Closing Price specified in clause (A) or the Conversion Price specified in clause (B) but not both, such price that the New Price Per Share is lower than, and (y) the denominator shall be the number of shares of Common Stock outstanding immediately preceding such issuance of Derivative Securities plus the number of additional shares of Common Stock for or into which such Derivative Securities are exercisable, convertible or exchangeable; provided, however, that no adjustment shall be made if such Derivative Securities are issued to holders of Common Stock and the Corporation issues or distributes to each holder of Series A Preferred Stock the Derivative Securities that each such holder would have been entitled to receive had the Series A Preferred Stock held by such holder been converted prior to such issuance of Derivative Securities. For the purposes of this subsection (c)(ii), the number of shares of Common Stock at any time outstanding shall not include shares held in treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractional shares of Common Stock. The Corporation shall not issue any Derivative Securities in respect of shares of Common Stock held in the treasury of the Corporation. Rights or warrants issued by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase Equity Securities, which rights or warrants (A) are deemed to be transferred with such shares of Common Stock, (B) are not exercisable and (C) are also issued in respect of future issuances of

Common Stock, including shares of Common Stock issued upon conversion of shares of Series A Preferred Stock, in each case in clauses (A) through (C) until the occurrence of a specified event or events (a “Trigger Event”), shall for purposes of this subsection (c)(ii) not be deemed issued until the occurrence of the earliest Trigger Event.

(iii) If (A) the exercise price provided for in any Derivative Securities referred to in subsection (c)(ii) above, (B) the additional consideration, if any, payable upon the conversion or exchange of any Derivative Securities referred to in subsection (c)(ii) above or (C) the rate at which any such Derivative Securities referred to in subsection (c)(ii) above are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution upon an event which results in a related adjustment pursuant to this Article VIII), the Conversion Price then in effect shall forthwith be readjusted (effective only with respect to the conversion of Series A Preferred Stock after such readjustment) to the Conversion and Price that would then be in effect had the adjustment made upon the issuance, sale, distribution or granting of such Derivative Securities been made based upon such changed purchase price, additional consideration or conversion rate, as the case may be, but only with respect to such Derivative Securities as then remain outstanding.

(d) Special Dividends. In case the Corporation after the date of the original issuance of the Series A Preferred Stock shall distribute to all holders of shares of Common Stock evidences of its indebtedness or assets (excluding any regular periodic cash dividend but including any extraordinary cash dividend), Equity Securities (other than Common Stock) or rights to subscribe (excluding those referred to in subsection (c) above) for Equity Securities other than Common Stock, in each such case the Conversion Price in effect immediately prior to the close of business on the record date for the determination of stockholders entitled to receive such distribution shall be adjusted to a price obtained by multiplying such Conversion Price by a fraction of which (x) the numerator shall be the Closing Price per share of Common Stock on such record date, less the then-current fair market value as of such record date (as determined by the Board of Directors in its good faith judgment) of the portion of assets or evidences of indebtedness or Equity Securities or subscription rights so distributed applicable to one share of Common Stock, and (y) the denominator shall be such Closing Price, such adjustment to become effective immediately prior to the opening of business on the day following such record date; provided, however, that no adjustment shall be made (1) if the Corporation issues or distributes to each holder of Series A Preferred Stock the subscription rights referred to above that each such holder would have been entitled to receive had the Series A Preferred Stock held by such holder been converted prior to such record date or (2) if the Corporation grants to each such holder the right to receive, upon the conversion of the Series A Preferred Stock held by such holder at any time after the distribution of the evidences of indebtedness or assets or Equity Securities referred to above, the evidences of indebtedness or assets or Equity Securities that such holder would have been entitled to receive had such Series A Preferred Stock been converted prior to such record date. The Corporation shall provide any holder of Series A Preferred Stock, upon receipt of a written request therefor, with any indenture or other instrument defining the rights of the holders of any indebtedness, assets, subscription rights or Equity Securities referred to in this subsection (d). Rights or warrants issued by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase Equity

Securities, which rights or warrants (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of Common Stock, including shares of Common Stock issued upon conversion of shares of Series A Preferred Stock, in each case in clauses (i) through (iii) until the occurrence of a Trigger Event, shall for purposes of this subsection (d) not be deemed issued until the occurrence of the earliest Trigger Event.

(e) Tender or Exchange Offer. In case a tender or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock shall be consummated and such tender offer shall involve an aggregate consideration having a fair market value (as determined by the Board of Directors in its good faith judgment) at the last time (the “Offer Time”) tenders may be made pursuant to such tender or exchange offer (as it may be amended) that, together with the aggregate of the cash plus the fair market value (as determined by the Board of Directors in its good faith judgment), as of the Offer Time, of consideration payable in respect of any tender or exchange offer by the Corporation or any such subsidiary for all or any portion of the Common Stock consummated within the 12 months preceding the Offer Time and in respect of which no Conversion Price adjustment pursuant to this subsection (e) has been made, exceeds 5% of the product of the Closing Price of the Common Stock at the Offer Time multiplied by the number of shares of Common Stock outstanding (including any tendered shares) at the Offer Time, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Offer Time by a fraction of which (x) the numerator shall be (i) the product of the Closing Price of the Common Stock at the Offer Time multiplied by the number of shares of Common Stock outstanding (including any tendered shares) at the Offer Time minus (ii) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered and not withdrawn as of the Offer Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the denominator shall be the product of (i) such Closing Price at the Offer Time multiplied by (ii) such number of outstanding shares at the Offer Time minus the number of Purchased Shares, such reduction to become effective immediately prior to the opening of business on the day following the Offer Time. For purposes of this subsection (e), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(f) Closing Price Determination. For the purpose of any computation under subsections (c) and (d) of this Section B, the Closing Price of Common Stock on any date shall be deemed to be the average of the Closing Prices for the five consecutive Trading Days ending on the day in question (or if such day is not a Trading Day, the next preceding Trading Day), provided, however, that (i) if the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to this Section B occurs on or after the 20th Trading Day prior to the day in question and prior to the “ex” date for the issuance or distribution requiring such computation, the Closing Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Closing Price by the same fraction which the Conversion Price is so required to be adjusted as a result of such other event, (ii) if the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to this Section B occurs on or after the “ex” date for the issuance or distribution requiring such computation and on or prior to the day in question, the Closing Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event, and (iii) if the “ex” date for the issuance or distribution requiring such computation is on or prior to the day in question, after taking into account any adjustment required pursuant to clause (ii) of this proviso, the Closing Price for each Trading Day on or after such “ex” date shall be adjusted by adding thereto the fair market value on the day in question (as determined by the Board of Directors in a manner consistent with any determination of such value for the purposes of subsection (d) of this Section B) of the assets, evidences of indebtedness, Equity Securities or subscription rights being distributed applicable to one share of Common Stock as of the close of business on the day before such “ex” date. For the purposes of any computation under subsection (e) of this Section B, the Closing Price on any date shall be deemed to be the average of the daily Closing Prices for the five consecutive Trading Days ending at the Offer Time; provided, however, that if the “ex” date for any event (other than the tender or exchange offer requiring such computation) that requires an adjustment to the Conversion Price pursuant to this Section B occurs on or after the date of commencement of such tender or exchange offer and prior to the Offer Time for such tender or exchange offer, the Closing Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Closing Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other event. For purposes of this subsection (f), the term “ex” date, (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the Nasdaq or on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on the Nasdaq or such exchange or in such market after the time at which such subdivision or combination becomes effective, and (iii) when used with respect to any tender or exchange offer means the first date on which the Common Stock trades regular way on the Nasdaq or such exchange or in such market after the Offer Time of such tender or exchange offer.

(g) Other Adjustments. The Corporation may, but shall not be required to, make such reductions in the Conversion Price, in addition to those required by clauses (a), (b), (c), (d), (e) and (f) of this Section B, as it considers to be advisable, including without limitation in order to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock, from any event treated as such for income tax purposes, from any subdivision, reclassification or combination of stock, from any issuance of rights or warrants or from any other transaction having an effect similar to any of the above. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Corporation shall mail to the holders of then-outstanding shares of Series A Preferred Stock a notice of the reduction at least 15 days prior to the date the reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period it will be in effect.

(h) Minimum Adjustment Requirement. No adjustment shall be required unless such adjustment would result in an increase or decrease of at least $0.01 in the Conversion Price then subject to adjustment; provided, however, that any adjustments that are not made by reason of this subsection (h) shall be carried forward and taken into account in any subsequent adjustment. In case the Corporation shall at any time issue shares of Common Stock by way of dividend on any stock of the Corporation or subdivide or combine the outstanding shares of Corporation Stock, said amount of $0.01 specified in the preceding sentence (as therefore increased or decreased, if said amount shall have been adjusted in accordance with the provisions of this subsection (h)) shall forthwith be proportionately increased in the case of such a combination or decreased in the case of such a subdivision or stock dividend so as appropriately to reflect the same.

(i) Minimum Permissible Conversion Price. Notwithstanding any other provision of this Section B, no adjustment to the Conversion Price shall reduce the Conversion Price below $0.01, and any such purported adjustment shall instead reduce the Conversion Price to $0.01. The Corporation hereby covenants not to take any action that would or does result in any adjustment in the Conversion Price that, if made without giving effect to the previous sentence, would cause the Conversion Price to be less than $0.01.

(j) Notice. Whenever the Conversion Price is adjusted as herein provided, a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall promptly be mailed by the Corporation to the holders of the Series A Preferred Stock.

(k) No Adjustment. Anything to the contrary herein notwithstanding, no adjustment to the Conversion Price shall be made pursuant to this Section B as a result of, or in connection with, the issuance of Common Stock or Derivative Securities (i) to directors, employees or consultants of the Corporation or its Subsidiaries pursuant to an existing or future stock option, stock purchase or other similar plan adopted by the Board of Directors, an employment agreement approved by the Board of Directors, a consulting agreement or arrangement approved by the Board of Directors, or the modification, renewal or extension of any such plan, agreement or arrangement if approved by the Board of Directors; provided, however, that with respect to the issuance of Common Stock and/or Derivative Securities to consultants other than Bain & Company, only the issuance of Common Stock and/or Derivative Securities to such consultants pursuant to such plans, agreements or arrangements in any one calendar year that would otherwise cause an adjustment to the Conversion Price pursuant to this Section B and represents in the aggregate 1% or less of the Corporation’s outstanding Common Stock as of the first day of such calendar year shall be covered by this subsection (k) and any such subsequent issuance after such 1% threshold has been exceeded shall not be covered by this subsection (k) and there shall be an adjustment to the Conversion Price as a result of any such subsequent issuance if otherwise required pursuant to this Section B, (ii) as consideration for the acquisition of a business or of assets, in each case, approved by the Board of Directors, (iii) in a firm commitment underwritten public offering in which both (x) the underwriting discount is less than 7% and (y) the offering price per share is greater than the Conversion Price in effect immediately preceding the execution of the underwriting agreement for such offering, (iv) to the Corporation’s joint venture partners in exchange for interests in the relevant joint venture if such exchange is approved by the Board of Directors, or (v) upon exercise, conversion or exchange of any Derivative Securities the issuance of which caused an adjustment hereunder or the issuance of which did not require adjustment hereunder.

C. Organic Change.

(a) Corporation Survives. Upon the consummation of an Organic Change (other than a transaction in which the Corporation is not the surviving entity), lawful provision shall be made as part of the terms of such transaction whereby the terms hereof shall be modified, without payment of any additional consideration by any holder, so as to provide that upon the conversion of shares of Series A Preferred Stock following the consummation of such Organic Change, the holder of Series A Preferred Stock shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change), without payment of additional consideration therefor, such securities, cash and other property as such holder would have received if such holder had converted such shares of Series A Preferred Stock into Common Stock immediately prior to such Organic Change. Lawful provision also shall be made as part of the terms of the Organic Change so that all other terms hereof shall remain in full force and effect following such an Organic Change. The provisions of this subsection (a) shall similarly apply to successive Organic Changes of the character described in this subsection (a).

(b) Corporation Does Not Survive. The Corporation shall not enter into an Organic Change that is a transaction in which the Corporation is not the surviving entity unless lawful provision shall be made as part of the terms of such transaction whereby the surviving entity shall issue new securities to each holder of Series A Preferred Stock, without payment of any additional consideration by such holder, with terms that provide that upon the conversion of such securities, the holder of such securities shall have the right to acquire and receive (in lieu of or in addition to the shares of Common Stock acquirable and receivable prior to the Organic Change), without payment of additional consideration therefor, such securities, cash and other property (the “New Securities”) as such holder would have received if such holder had converted such shares of Series A Preferred Stock into Common Stock immediately prior to such Organic Change. The certificate or articles of incorporation or other constituent document of the surviving entity shall provide for such adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be equivalent to the adjustments provided for in Section B of this Article VIII. All other terms of such New Securities shall be substantially equivalent to the terms provided herein. The provisions of this subsection (b) shall similarly apply to successive Organic Changes of the character described in of this subsection (b).

D. Certain Events. If any event similar to or of the type contemplated by the provisions of Section B or Section C of this Article VIII, but not expressly provided for by such provisions, occurs, then the Board of Directors of the Corporation, will make an appropriate and equitable adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock; provided, however, that no such adjustment will decrease the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

IX. Additional Definitions

For the purposes of this Certificate of Designations of Series A Preferred Stock, the following terms shall have the meanings indicated:

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect on the date of the Investment Agreement. The term “Affiliated” has a correlative meaning.

“Beneficially Own” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date of the Investment Agreement, except that a Person shall be deemed to Beneficially Own all such securities that such Person has the right to acquire whether such right is exercisable immediately or after the passage of time). The terms “Beneficial Ownership” and “Beneficial Owner” have correlative meanings.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“By-laws” means the By-laws of the Corporation, as amended from time to time.

“Change of Control” shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 under the Exchange Act as in effect on the date of the Investment Agreement) shall own directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of the Corporation, other than any TPG Person or any Person or Group that owned at least 5% of such Equity Securities on the Closing Date; (b) a majority of the seats (other than vacant seats) on the board of directors of the Corporation shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Corporation nor (ii) appointed by directors so nominated; (c) any change in control (or similar event, however denominated) with respect to the Corporation shall occur under and as defined in any indenture or agreement in respect of Indebtedness for borrowed money in excess of the aggregate principal amount of $10,000,000 to which the Corporation or any Subsidiary thereof is a party; or (d) a “Change in Control” or “Change of Control” (or similar event) shall have occurred under the Credit Agreement or the Indenture, unless, in the case of a “Change of Control” under the Indenture, the aggregate principal amount outstanding under the Senior Subordinated Notes is less than $10,000,000. Notwithstanding the foregoing, no event described above shall constitute a “Change of Control” if such event resulted directly from any action taken by the Investor or any of its Affiliates.

“Closing” has the meaning set forth in the Investment Agreement.

“Closing Date” has the meaning set forth in the Investment Agreement.

“Closing Price” with respect to a share of Common Stock on any day means, subject to subsection (f) of Section B of Article VIII if applicable, the last reported sale price on that day or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices, regular way, on that day, in either case, as reported in the consolidated transaction reporting system with respect to securities quoted on Nasdaq or, if the shares of Common Stock are not quoted on Nasdaq, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not quoted on Nasdaq and not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices on such other nationally recognized quotation system then in use, or, if on any such day the shares of Common Stock are not quoted on any such quotation system, the average of the closing bid and asked prices as furnished by a professional market maker selected by the Board of Directors in good faith making a market in the shares of Common Stock. If the shares of Common Stock are not publicly held, or so listed, quoted or publicly traded, the “Closing Price” means the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors.

“Conversion Price” shall mean $2.82, as adjusted from time to time pursuant to Section B of Article VIII.

“Conversion Shares” has the meaning set forth in the Investment Agreement.

“Credit Agreement” has the meaning set forth in the Investment Agreement.

“Current Market Price” means, in respect of any share of Common Stock as of any date, the average Closing Price for the 30 Trading Days immediately preceding the date in question. In case any event that would require an adjustment to the Conversion Price pursuant to Section B of occurs with an “ex” date or an effective date occurring during the foregoing 30 Trading Day period, the Closing Prices used in determining the Current Market Price shall be appropriately adjusted to take such event into account.

“Derivative Securities” means any subscriptions, options, conversion rights, warrants, or other agreements, securities or commitments of any kind obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, Common Stock.

“Equity Securities” of any Person, means any and all common stock, preferred stock and any other class of capital stock of, and any partnership or limited liability company interests in, such Person or any other similar interests of any Person that is not a corporation, partnership or limited liability company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, from time to time.

“Governmental Entity” means any government or political subdivision or department thereof, any governmental or regulatory body (including without limitation the NASD and the Nasdaq), commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.

“Group” has the meaning set forth in Rule 13d-5 under the Exchange Act.

“Guarantee” means any direct or indirect obligation, contingent or otherwise, to guarantee (or having the economic effect of guaranteeing) Indebtedness in any manner, including, without limitation, any monetary obligation to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by agreement to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise).

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for money borrowed, (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (x) trade accounts payable and accrued obligations incurred in the ordinary course of business and (y) deferred earn-out and other performance-based payment obligations incurred in connection with any Permitted Acquisition (as such term is defined in the Credit Agreement as in effect on the date of the Investment Agreement), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all capital lease obligations of such Person, (ix) all obligations (determined on the basis of actual, not notional, obligations) of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (x) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances issued in support of obligations that constitute Indebtedness under any other clause of this definition (unless such obligations are fully cash collateralized), provided, however, that all obligations in respect of letters of credit shall be deemed Indebtedness to the extent drawings thereunder are unreimbursed (after any applicable grace period) regardless of the purpose for which such letter of credit was issued. The Indebtedness of any Person shall include the recourse Indebtedness of any partnership in which such Person is a general partner. Notwithstanding the foregoing, no portion of Indebtedness that becomes the subject of a defeasance (whether a legal defeasance or a “covenant” or “in substance” defeasance) shall, at any time that such defeasance remains in effect, be treated as Indebtedness for purposes hereof.

“Indenture” has the meaning set forth in the Investment Agreement.

“Investment Agreement” means the Investment Agreement, dated on or about the date hereof, by and between the Investor and the Corporation, as amended, supplemented or otherwise modified from time to time.

“Investor” has the meaning set forth in the Investment Agreement.

“Investor Group” means, collectively, the Investor and its Affiliates.

“Investor Nominee” means a person designated for election to the Board of Directors by the Investor pursuant to the Investment Agreement.

“Law” means any law, treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction or determination of any Governmental Entity.

“Lien” means any mortgage, pledge, lien , security interest, claim, voting agreement, conditional sale agreement, title retention agreement, restriction, option or encumbrance of any kind, character or description whatsoever.

“NASD” means the National Association of Securities Dealers, Inc.

“Nasdaq” means The Nasdaq Stock Market’s National Market.

“Organic Change” means, with respect to any Person, any transaction (including without limitation any recapitalization, capital reorganization or reclassification of any class of capital stock, any consolidation or amalgamation of such Person with, or merger of such Person into, any other Person, any merger of another Person into such Person (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of such Person), any sale or transfer or lease of all or substantially all of the assets of such Person or any compulsory share exchange) pursuant to which any class of capital stock of such Person is converted into the right to receive other securities, cash or other property.

“Other Credit Facilities” means, with respect to the Company, such agreements (other than the Credit Agreement and the Indenture) to which the Company now is, or hereafter becomes, a party, which agreements evidence obligations of the Company that are included within clauses (i) or (ii) of the definition of “Indebtedness”, as the same may be amended, restated, supplemented, extended, renewed or increased from time to time, replaced, substituted, refunded or refinanced or otherwise modified from time to time, in whole or in part, and any successive replacements, substitutions, refundings or refinancings.

“Person” means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust or unincorporated organization, or Governmental Entity.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, from time to time.

“Senior Subordinated Notes” means the Senior Subordinated Notes issued pursuant to the Indenture.

“Series A Shareholder Approval” has the meaning set forth in the Investment Agreement.

“Subsidiary” means as to any Person, any other Person of which more than 50% of the shares of the voting stock or other voting interests are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries; provided, however, that no Joint Venture (as such term is defined in the Investment Agreement) shall be considered (i) a “Subsidiary” of the Corporation or (ii) a “Subsidiary” of any Subsidiary of the Corporation.

“TPG Person” means the Investor, and each Person controlled by, controlling or under common control with the Investor.

“Trading Day” means any day on which the Nasdaq is open for trading, or if the shares of Common Stock are not quoted on the Nasdaq any day on which the principal national securities exchange or national quotation system on which the shares of Common Stock are listed, admitted to trading or quoted is open for trading, or if the shares of Common Stock are not so listed, admitted to trading or quoted, any Business Day.

X. Miscellaneous

A. Notices. Any notice referred to herein shall be in writing and shall be deemed to have been duly given (and shall be effective when received), if delivered personally, by facsimile or sent by overnight courier or by first class mail, postage prepaid, as follows:

(i) if to the Corporation, to its office at 5005 East McDowell Road, Phoenix, Arizona 85008 (Attention: General Counsel);

(ii) if to a holder of the Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred Stock); or

(iii) to such other address as the Corporation or such holder, as the case may be, shall have designated by notice similarly given.

B. Reacquired Shares. Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation, directly or indirectly, in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof (and shall not be deemed to be outstanding for any purpose) and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the Delaware General Corporation Law. All such shares of Series A Preferred Stock shall upon their cancellation and upon the filing of an appropriate certificate with the Secretary of State of the State of Delaware, become authorized but unissued shares of Preferred Stock, $0.01 par value, of the Corporation and may be reissued as part of another series of Preferred Stock, $0.01 par value, of the Corporation subject to the conditions or restrictions on issuance set forth herein.

C. Enforcement. Any registered holder of shares of Series A Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designations or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

D. Transfer Taxes. Except as otherwise agreed upon pursuant to the terms of this Certificate of Designations, the Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes and other governmental charges that may be imposed under the laws of the United States of America or any political subdivision or taxing authority thereof or therein in respect of any issue or delivery of Common Stock on conversion, or other securities or property issued on account of, shares of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax or other charge that may be imposed in connection with any transfer involved in the issue or transfer and delivery of any certificate for Common Stock or other securities or property in a name other than that in which the shares of Series A Preferred Stock so converted, or on account of which such securities were issued, were registered and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or is not payable.

E. Transfer Agent. The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Series A Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of shares of Series A Preferred Stock.

F. Record Dates. In the event that the Series A Preferred Stock shall be registered under either the Securities Act or the Exchange Act, the Corporation shall establish appropriate record dates with respect to payments and other actions to be made with respect to the Series A Preferred Stock.

G. Subordination to Credit Agreement and Senior Subordinated Notes. Notwithstanding anything to the contrary herein, by accepting a share of Series A Preferred Stock, the holder thereof shall be deemed to have acknowledged and agreed that (a) such holder’s right to receive payments in respect of the Series A Preferred Stock is subject and subordinated in right of payment to the payment in full and discharge of all amounts of principal, interest and fees (however denominated) then outstanding under the Credit Agreement, the Senior Subordinated Notes and then existing Other Credit Facilities and (b) until (i) either payment in full of all such amounts (however denominated) under the Credit Agreement, the Senior Subordinated Notes and then existing Other Credit Facilities has been made in cash, or (ii) if earlier than such payment, all necessary waivers and consents have been obtained with respect to the relevant document as contemplated by the proviso to the last sentence of this Section G, no payment, whether directly or indirectly, by exercise of any right of set off or otherwise in respect of the Series A Preferred Stock shall be made by the Corporation, and no deposit in respect of the Series A Preferred Stock shall be made pursuant to the terms hereof. In the event that any payment by, or distribution of the assets of, the Corporation of any kind or character (whether in cash, property or securities, whether directly or indirectly, by exercise of any right of set-off or otherwise and whether as a result of a bankruptcy proceeding with respect to the Corporation or otherwise) shall be received by a holder of Series A Preferred Stock at any time when such payment is prohibited by this Section G, such payment shall be held in trust for the benefit of, and shall be paid over to, the lenders under the Credit Agreement, the holders of Senior Subordinated Notes and the lenders under Other Credit Facilities, as the case may be, as their interests may appear. The preceding two sentences address the relative rights of holders of Series A Preferred Stock, on the one hand, and the lenders under the Credit Agreement, the holders of Senior Subordinated Notes and the lenders under Other Credit Facilities, as the case may be, on the other hand, and nothing in this Certificate of Designations shall impair, as between the Corporation and the holders of Series A Preferred Stock, the obligation of the Corporation, which is absolute and unconditional, to pay amounts due in respect of the Series A Preferred Stock in accordance with their terms. Without limiting the foregoing, upon a Change of Control, the Corporation shall pay all amounts outstanding under the Credit Agreement, the Indenture and the Other Credit Facilities to the extent necessary, but only if permitted under the relevant document, in order to permit the payment of the Change of Control Price hereunder or, if such payment is not so permitted under any such document, the Corporation shall exercise any right of defeasance it has under such document (provided that all conditions precedent to the exercise of such right of defeasance have been satisfied, which conditions the Corporation shall use its reasonable best efforts to satisfy) to the extent necessary in order to permit the payment of the Change of Control Price hereunder; provided, that the Corporation shall not be required to make such payments or exercise such right of defeasance under the Credit Agreement, the Indenture or an Other Credit Facility if the Corporation has received all necessary waivers and consents from the applicable lenders or holders of notes permitting the Corporation to pay the Change of Control Price hereunder.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Chief Financial Officer and attested by its Assistant Secretary, this 6th day of September, 2001.

ON SEMICONDUCTOR CORPORATION

By:	/s/ DARIO SACOMANI
Name:	Dario Sacomani
Title:	Chief Financial Officer, Senior Vice President

[Corporate Seal]

ATTEST:

/s/ JUDITH A. BOYLE
Name: Judith A. Boyle
Title: Assistant Secretary

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ON SEMICONDUCTOR CORPORATION

ON Semiconductor Corporation (formerly known as SCG Holding Corporation), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), pursuant to Section 242 of the Delaware General Corporation Law, by its Secretary does hereby certify:

1. That, at a regularly noticed meeting of the Board of Directors held on March 20, 2002, the Board of Directors of the Corporation, in accordance with the Bylaws of the Corporation and the provisions of Sections 141 and 242 of the Delaware General Corporation Law, duly adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation.

RESOLVED, that the Board of Directors hereby proposes that Article FOURTH, section (1) of the Amended and Restated Certificate of Incorporation be amended to read as follows:

“The aggregate number of shares which the Corporation shall have authority to issue is 500,100,000, of which 100,000 of said shares shall be par value $0.01 and shall be designated Preferred Stock, and 500,000,000 of said shares shall be par value $0.01 per share and shall be designated Common Stock.”

2. That, at the same meeting, the Board of Directors of the Corporation, in accordance with the Bylaws of the Corporation and the provisions of Sections 141 and 242 of the Delaware General Corporation Law, duly adopted resolutions declaring the advisability of the foregoing proposed amendment to the Amended and Restated Certificate of Incorporation and directing that such amendment be considered for adoption by the stockholders of the Corporation at the 2002 Annual Meeting of Stockholders.

3. That, in accordance with the provisions of Sections 211 and 242 of the Delaware General Corporation Law, the foregoing proposed amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the stockholders of the Corporation at the 2002 Annual Meeting of Stockholders held on May 23, 2002 by the affirmative vote of (i) at least a majority of the votes entitled to be voted thereon by the holders of the Corporation’s Common Stock and Series A Preferred Stock voting together, and (ii) at least a majority of the votes entitled to be voted thereon by the holders of the Corporation’s Common Stock voting separately as a class.

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IN WITNESS WHEREOF, ON Semiconductor Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its Vice President and Secretary and attested by its Assistant Secretary, who declare under penalty of perjury that the matters set forth in the foregoing Certificate of Amendment are true and correct to their knowledge, this 1st day of August, 2002.

ON SEMICONDUCTOR CORPORATION

By:	/s/ GEORGE H. CAVE
George H. Cave
Vice President and Secretary

Attest:

By:	/s/ JUDITH A. BOYLE
Judith A. Boyle
Assistant Secretary

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STATE OF ARIZONA	)
	)	ss:
COUNTY OF MARICOPA	)

The foregoing Certificate of Amendment was acknowledged before me this 1st day of August 2002, by George H. Cave, as Vice President and Secretary of ON Semiconductor Corporation, a Delaware corporation, on behalf of the company.

/s/ LINDA M. LEE
Notary Public

[Notary Seal]

STATE OF ARIZONA	)
	)	ss:
COUNTY OF MARICOPA	)

The foregoing Certificate of Amendment was attested to before me this 1st day of August 2002, by Judith A. Boyle, as Assistant Secretary of ON Semiconductor Corporation, a Delaware corporation, on behalf of the company.

/s/ LINDA M. LEE
Notary Public

[Notary Seal]

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CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATIONS OF

SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

OF

ON SEMICONDUCTOR CORPORATION

ON Semiconductor Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The Certificate of Designations of Series A Cumulative Convertible Preferred Stock (“Preferred Stock”) of ON Semiconductor Corporation (“Certificate of Designations”) is hereby amended to change the formula for the Mandatory Redemption Price to replace “50% of the Current Market Price . . . .” in Section V.A(ii) with “20% of the Current Market Price . . . .” so that section V.A reads in its entirety as follows:

“A. Mandatory Redemption. The Series A Preferred Stock shall not be redeemable except as provided in this Article V. At any time on or after the eighth anniversary of the original issuance of the Series A Preferred Stock, the Series A Preferred Stock, shall, to the extent that the Corporation shall have funds legally available therefore, be redeemable in whole or in part at the option of the holders of the Series A Preferred Stock at a redemption price per share in cash (the “Mandatory Redemption Price”) equal to the greater of (i) Stated Value plus all unpaid dividends accumulated thereon to the date of actual payment of the Mandatory Redemption Price, whether or not such dividends have been declared and (ii) 20% of the Current Market Price of the Conversion Shares and other assets and property, if any, into which one share of Series A Preferred Stock is then convertible, in each case determined as of the Mandatory Redemption Date.”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ON Semiconductor Corporation has caused this certificate to be signed by George H. Cave, its Senior Vice President, General Counsel and Secretary on this 15th day of June, 2004.

ON SEMICONDUCTOR CORPORATION

By:	/s/ GEORGE H. CAVE
George H. Cave
Senior Vice President, General Counsel and Secretary

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CERTIFICATE OF ELIMINATION

OF

ON SEMICONDUCTOR CORPORATION

On Semiconductor Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That in a unanimous written consent of the Board of Directors of the Company (“Board of Directors” or “Board”), resolutions were duly adopted by the Board of Directors setting forth the proposed elimination and retirement of the Series A Cumulative Convertible Preferred Stock as set forth herein;

NOW THEREFORE BE IT RESOLVED, that pursuant to the Delaware General Corporation Law Section 151(g), the Board of Directors hereby authorizes the filing of a Certificate of Elimination for the Certificate of Designations with the Secretary of State of the State of Delaware providing that (i) no series or class of preferred stock will be issued under the Certificate of Designations, and (ii) upon the filing of the Certificate of Elimination for the Certificate of Designations such shares of converted Preferred Stock shall become authorized but unissued and may be reissued as part of another series of preferred stock of the Company subject to the conditions or restrictions on issuance set forth by the Board pursuant to the Company’s Amended and Restated Certificate of Incorporation and Bylaws.

SECOND: That the Certificate of Designations with respect to the above Series A Cumulative Convertible Preferred Stock was filed in the office of the Secretary of State of Delaware on September 6, 2001 and amended by the filing of a Certificate of Amendment to the Certificate of Designations in the office of the Secretary of State of Delaware on June 15, 2004. None of the authorized shares of the Series A Cumulative Convertible Preferred Stock are outstanding and none will be issued.

THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation is hereby amended to eliminate all reference to the Series A Cumulative Convertible Preferred Stock.

IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by its duly authorized officer, this 17th day of February, 2006.

ON SEMICONDUCTOR CORPORATION

By:	/s/ JUDITH A. BOYLE
Name:	Judith A. Boyle
Title:	Assistant Secretary

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CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF ON SEMICONDUCTOR CORPORATION

ON Semiconductor Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify as follows:

1. The name of the corporation is ON Semiconductor Corporation (hereinafter referred to as the “Corporation”). The Corporation filed its original Certificate of Incorporation with the Secretary of State of Delaware on June 18, 1992, and the name of the Corporation at that time was Motorola Energy Systems, Inc.

2. A resolution was duly adopted, pursuant to Section 242 of the Delaware General Corporation Law, setting forth this Certificate of Amendment to the Amended and Restated Certificate of Incorporation and declaring this Certificate of Amendment advisable. A resolution was duly adopted, pursuant to Sections 211, 212, 242 of the Delaware General Corporation Law, setting forth and approving this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation.

3. Paragraph (1) of Article 4 of the Amended and Restated Certificate of Incorporation be, and hereby is, amended in full as follows:

“FOURTH:

(1)	The aggregate number of shares which the Corporation shall have authority to issue is 600,100,000 of which 100,000 of said shares shall be par value $0.01 and shall be designated Preferred Stock, and 600,000,000 of said shares shall be par value $0.01 per share and shall be designated Common Stock.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by George H. Cave, its Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary, this 30th day of May 2006.

ON Semiconductor Corporation, a Delaware Corporation

By:	/s/ GEORGE H. CAVE
George H. Cave
Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary

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CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ON SEMICONDUCTOR CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

ON Semiconductor Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Section (1) of the Article numbered “Fourth” so that, as amended, said Section of said Article shall be and read as follows:

“Fourth: (1) The aggregate number of shares which the Corporation shall have authority to issue is 750,100,000 of which 100,000 of said shares shall be par value $0.01 and shall be designated Preferred Stock, and 750,000,000 of said shares shall be par value $0.01 per share and shall be designated Common Stock.”

SECOND: The foregoing amendment was duly adopted and approved in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ON Semiconductor Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer as of this 26th day of March, 2008.

ON SEMICONDUCTOR CORPORATION

By:	/s/ GEORGE H. CAVE
George H. Cave
Senior Vice President, General Counsel and Secretary

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